Exhibit 10.3

PLIANT CORPORATION

2006 RESTRICTED STOCK INCENTIVE PLAN

1.                 PURPOSE OF PLAN

The purpose of the Pliant Corporation 2006 Restricted Stock Incentive Plan (this “Plan”) is to promote the success of Pliant Corporation (the “Corporation”) and to increase stockholder value by providing an additional means, through the grant of the right to acquire shares of the Corporation’s Series M Redeemable Preferred Stock, no par value per share (the “Restricted Stock” or the “Series M Preferred”), to attract, motivate, retain and reward selected employees of the Corporation.

2.                 ELIGIBILITY

The Administrator (as such term is defined in Section 3.1) may grant the right to acquire Restricted Stock under this Plan (a “Restricted Stock Award”) only to those persons that the Administrator determines to be Eligible Persons. An “Eligible Person” is any person who is an officer (whether or not a director), employee, consultant, advisor, agent or representative of the Corporation or any of its Subsidiaries employed in such capacity on the date such Restricted Stock is granted and is designated an “Eligible Person” by the Administrator. An Eligible Person who has been granted a Restricted Stock Award (a “participant”) may, if otherwise eligible, be granted the right to purchase additional shares of Restricted Stock if the Administrator shall so determine.

3.                 PLAN ADMINISTRATION

3.1                               The Administrator. This Plan shall be administered by, and all Restricted Stock Awards awarded under this Plan shall be authorized by, the Administrator. The “Administrator” means the Board of Directors of the Corporation (the “Board”) or one or more committees appointed by the Board to administer all or certain aspects of this Plan. Any such committee shall be comprised solely of two or more directors who are not Eligible Persons or such number of directors who are not Eligible Persons as may be required under applicable law and the Corporation’s Bylaws.

3.2                               Powers of the Administrator. Subject to the express provisions of this Plan and any limitations contained in a Restricted Stock Agreement (a “Restricted Stock Agreement”) entered into by the participant, the Administrator is authorized and empowered to do all things necessary or desirable in connection with the authorization of shares of Restricted Stock and the administration of this Plan (in the case of a committee, within the authority delegated to that committee, including, without limitation, the authority to:

(a)                                  determine eligibility and, from among those persons determined to be eligible, the particular Eligible Persons who will receive a Restricted Stock Award under this Plan;

(b)                                 grant Restricted Stock Awards to Eligible Persons, determine the price at which shares of Restricted Stock will be offered or awarded and the number of shares of Restricted Stock to be awarded to any of such Eligible Persons, determine the other specific terms and conditions of such Restricted Stock consistent with the express limits of this Plan, establish the installments or terms (if any) in which such shares of Restricted Stock shall vest (which may include, without limitation, performance and/or time-based criteria), or determine that no vesting is required, establish any applicable performance targets, and establish the events of termination or reversion of such Restricted Stock;

(c)                                  approve the forms of Restricted Stock Agreements, which need not be identical among participants;

(d)                                 construe and interpret this Plan and any agreements defining the rights and obligations of the Corporation and participants under this Plan, further define the terms used in this Plan, and prescribe, amend and rescind rules and regulations relating to the administration of this Plan or the Restricted Stock granted under this Plan;

(e)                                  cancel, modify, or waive the Corporation’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding shares of Restricted Stock;

(f)                                    accelerate or extend the vesting of any or all outstanding shares of Restricted Stock in such circumstances as the Administrator may deem appropriate (including, without limitation, in connection with a termination of employment or services or other events of a personal nature);

(g)                                 adjust the number of shares of Restricted Stock subject to any Restricted Stock Award, adjust the price of any or all outstanding shares of Restricted Stock or otherwise change previously imposed terms and conditions, in such circumstances as the Administrator may deem appropriate, in each case subject to Sections 4 and 8.6.2;

(h)                                 determine the date of grant of a Restricted Stock Award;

(i)                                     determine whether, and the extent to which, adjustments are required pursuant to Section 7 hereof and authorize the termination, conversion, substitution or succession of shares of Restricted Stock upon the occurrence of an event of the type described in Section 7;

(j)                                     acquire or settle (subject to Sections 7 and 8.6.2) rights under Restricted Stock in cash, stock of equivalent value, or other consideration; and

(k)                                  determine the fair market value of the shares of Restricted Stock awarded under this Plan from time to time and/or the manner in which such value will be determined and make all other elections or determinations under this Plan and under any Restricted Stock Agreement.

3.3                               Binding Determinations. Any action taken by, or inaction of, the Corporation or the Administrator relating or pursuant to this Plan and within its authority hereunder or under applicable law shall be within the absolute discretion of that entity or body and shall be conclusive and binding upon all persons. Neither the Board nor any Board committee, nor any member thereof or person acting at the direction thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with this Plan (or any shares of Restricted Stock granted under this Plan), and all such persons shall be entitled to indemnification and reimbursement by the Corporation in respect of any claim, loss, damage or expense (including, without limitation, attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law, under the Corporation’s Amended and Restated Certificate of Incorporation as amended from time to time (the “Charter”) and/or, to the extent available, under any directors and officers liability insurance coverage that may be in effect from time to time.

3.4                               Reliance on Experts. In making any determination or in taking or not taking any action under this Plan, the Administrator may obtain and may rely upon the advice of experts, including employees and professional advisors to the Corporation. No director, officer or agent of the Corporation shall be liable for any such action or determination taken or made or omitted in good faith.

3.5                               Delegation. The Administrator may delegate ministerial, non-discretionary functions in connection with the administration of the Plan to individuals who are officers or employees of the Corporation or to third parties.

4.                 SHARES OF RESTRICTED STOCK SUBJECT TO THE PLAN; SHARE LIMITS

4.1                               Shares Available. Subject to the provisions of Section 7.1, the aggregate number of shares of Restricted Stock that may be awarded to Eligible Persons under this Plan (the “Share Limit”) shall not exceed 8,000 shares of Series M Preferred.

4.2                               Reissue of Awards and Shares. Shares of Restricted Stock that are subject to awards which are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not delivered under this Plan shall again be available for subsequent awards under this Plan to Eligible Persons.

4.3                               Reservation of Shares; Fractional Shares; Minimum Issue. The Corporation shall at all times reserve a number of shares of Series M Preferred sufficient to cover the Corporation’s obligations and contingent obligations, if any, to issue and sell shares of Restricted Stock. The Corporation has initially reserved 8,000 shares of Series M Preferred for issuance under this Plan. Fractional shares may be issued or delivered under this Plan.

5.                 AWARDS

5.1                               Restricted Stock Agreements. Each Restricted Stock Award shall be evidenced by a written Restricted Stock Agreement as approved by the Administrator and executed on behalf of the Corporation and by the recipient of the Restricted Stock Award. The Administrator may authorize any officer of the Corporation to execute any or all Restricted Stock Agreements on behalf of the Corporation. The Restricted Stock Agreement shall set forth the material terms and conditions of such Restricted Stock Award as established by the Administrator consistent with the express limitations of this Plan.

5.2                               Consideration for Restricted Stock Awards. The purchase price for any shares of Restricted Stock to be delivered pursuant to a Restricted Stock Award, as applicable, may be paid by means of any lawful consideration as determined by the Administrator, including, without limitation, one or a combination of the following methods:

(a)                                  services rendered by the recipient of such Restricted Stock Award;

(b)                                 cash, check payable to the order of the Corporation, or electronic funds transfer; or

(c)                                  payment in such manner as may be authorized by the Administrator;

In no event shall any shares of Restricted Stock newly issued by the Corporation be issued for less than the minimum lawful consideration for such shares or for consideration other than consideration permitted by applicable state law. The Corporation will not be obligated to deliver any shares of Restricted Stock unless and until it receives full payment of the purchase price therefor, and any other conditions to purchase have been satisfied.

5.3                               Transfer Restrictions.

5.3.1   Limitations on Exercise and Transfer. Unless otherwise expressly provided in (or pursuant to) this Section 5.3.1, by applicable law, (a) all Restricted Stock Awards are non-transferable and shall not be subject in any manner to sale, transfer, participation, alienation, assignment, pledge, encumbrance or charge other than pursuant to, and in accordance with Part C of Article Four of the Charter; and (b) amounts payable or shares issuable pursuant to any Restricted Stock Awards shall be delivered only to (or for the account of) the participant.

5.3.2   Exceptions to Limits on Transfer. The transfer restrictions in Section 5.3.1 shall not apply to:

(a)                                  transfers to the Corporation; or

(b)                                 the designation of a beneficiary to receive benefits in the event of the participant’s death or, if the participant has died, transfers to the participant’s beneficiary, or, in the absence of a validly designated beneficiary, transfers by will or the laws of descent and distribution, or

(c)                                  transfers to trusts or other entities controlled by the participant, and whose beneficiaries or beneficial owners are, the participant and/or members of the participants immediate family so long as (i) the Administrator receives evidence satisfactory to it that such transfer is being made for tax and/or estate planning purposes on a gratuitous or donative basis, without consideration (other than nominal consideration or in exchange for an interest in the qualified transferee) and (ii) the participant maintains control over the voting and dispositive power of the Restricted Stock;

provided however, that in the case of clauses (b) and (c) above, the beneficiary, successor, trust, trustee or other entity shall agree in writing to be bound by this Plan and the participant’s Restricted Stock Agreement.

6.                 EFFECT OF TERMINATION OF SERVICE ON AWARDS

The Administrator shall establish the effect of a termination of employment or service on the rights and benefits under each Restricted Stock Award under this Plan and in so doing may make distinctions based upon the cause of termination or otherwise.

7.                 ADJUSTMENTS

Upon or in contemplation of any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split; any merger, combination, consolidation, or other reorganization; any exchange of Restricted Stock, or any similar, unusual or extraordinary corporate transaction, in each case, in respect of the Restricted Stock; then the Administrator shall, in such manner, to such extent (if any) and at such time as it deems appropriate and equitable in the circumstances, proportionately adjust any or all of (1) the number and type of shares of Restricted Stock that thereafter may be made the subject of Restricted Stock Awards, (2) the amount of shares of Restricted Stock then subject to any or all outstanding Restricted Stock Awards, (3) the grant of any or all outstanding Restricted Stock Awards or (4) the Share Limit. Notwithstanding the foregoing, any adjustment made pursuant to this Section 7 shall be subject to de novo review at the request of the participant to the extent provided in a Restricted Stock Agreement.

In any of such events, the Administrator may take such action prior to such event to the extent that the Administrator deems the action necessary to permit the participant to realize the benefits intended to be conveyed with respect to the underlying shares of Restricted Stock. In the case of any stock split or reverse stock split, if no action is taken by the Administrator, the proportionate adjustments contemplated by clause (a) above shall nevertheless be made.

8.                 OTHER PROVISIONS

8.1                               Compliance with Laws. This Plan, the granting and vesting of Restricted Stock Awards under this Plan, the offer, issuance and delivery of shares of Restricted Stock, the acceptance of promissory notes and/or the payment of money under this Plan or under Restricted Stock Awards are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities law, federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Corporation, be necessary or advisable in connection therewith. Eligible Persons acquiring any Restricted Stock under this Plan will, if requested by the Corporation, provide such assurances and representations to the Corporation as the Administrator may deem necessary or desirable to assure compliance with all applicable legal and accounting requirements.

8.2                               Employment Status. No person shall have any claim or rights to be granted a Restricted Stock Award (or additional Restricted Stock Awards, as the case may be) under this Plan, subject to any express contractual rights (set forth in a document other than this Plan) to the contrary.

8.3                               No Employment/Service Contract. Nothing contained in this Plan (or in any other documents under this Plan or in any Restricted Stock Award) shall confer upon any person any right to continue in the employ or other service of the Corporation, constitute any contract or agreement of employment or other service or affect an employee’s status as an employee at will, or shall interfere in any way with the right of the Corporation to change a person’s compensation or other benefits, or to terminate his or her employment or other service, with or without cause. Nothing in this Section 8.3, however, is intended to adversely affect any express independent right of such person under a separate employment or service contract other than a Restricted Stock Agreement.

8.4                               Plan Not Funded. Restricted Stock Awards granted under this Plan shall be payable in shares of Restricted Stock, and no special or separate reserve, fund or deposit shall be made to assure payment of such Restricted Stock Awards. No participant, beneficiary or other person shall have any right, title or interest in any fund or in any specific asset of the Corporation by reason of any Restricted Stock Award hereunder. Neither the provisions of this Plan (or of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Corporation and any participant, beneficiary or other person.

8.5                               Tax Withholding. Upon any vesting or payment of any Restricted Stock Award the Corporation shall have the right at its option to:

(a)                                  require the participant (or the participant’s personal representative or beneficiary, as the case may be) to pay or provide for payment of at least the minimum amount of any taxes which the Corporation may be required to withhold with respect to such vesting or payment; or

(b)                                 deduct from any amount otherwise payable in cash to the participant (or the participant’s personal representative or beneficiary, as the case may be) the minimum amount of any taxes which the Corporation may be required to withhold with respect to such vesting or payment.

8.6                               Effective Date, Termination and Suspension, Amendments.

8.6.1                     Effective Date. This Plan is effective as July 18, 2006 (the “Effective Date”).

8.6.2                     Amendments to Plan and Awards. This Plan may be amended, modified, suspended or terminated with the written approval of the Corporation; provided, however, any amendment which materially adversely affects an outstanding Restricted Stock Award shall require the consent of the holder of such Restricted Stock Award. Changes, settlements and other actions contemplated by Section 7 shall not be deemed to constitute amendments, modifications or suspensions for purposes of this Section 8.6.2.

8.7                               Governing Law; Construction; Severability.

8.7.1                     Choice of Law. This Plan, the Restricted Stock Awards, the Restricted Stock Agreements, all documents evidencing Restricted Stock Awards and all other related documents shall be governed by, and construed in accordance with the laws of the State of New York.

8.7.2                     Severability. If a court of competent jurisdiction holds any provision invalid and unenforceable, the remaining provisions of this Plan shall continue in effect.

8.8                               Captions. Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.

8.9                               Required Sale in Connection with a Sale of the Company.

8.9.1                     Drag-Along Rights. Subject to the provisions of this Section 8.9, if the Board and the “Requisite Investor Stockholders” (as defined in the Stockholders’ Agreement of the Corporation dated July 18, 2006, as amended (the “Stockholders’ Agreement”)) approve a “Sale of the Company” (as defined pursuant to the Stockholders’ Agreement)(such approved Sale of the Company, an “Approved Sale”), each participant shall consent to, vote in favor of and raise no objections against the Approved Sale, and if the Approved Sale is structured as a sale of the issued and outstanding capital stock of the Corporation (whether by merger, recapitalization, consolidation or sale or otherwise), then each participant shall waive any dissenters rights, appraisal rights or similar rights in connection with such Approved Sale and shall, so long as such participant shall comply with Section 1 of Part C of Article Four of the Charter, be entitled to receive the consideration for his or her Restricted Stock in connection with such Approved Sale upon a Mandatory Redemption as provided in, and subject to, Section 1 of Part C of Article Four of the Charter. Each participant shall take all necessary and desirable actions in connection with the consummation of the Approved Sale which are substantially equivalent to the actions being taken by the parties to the Stockholders’ Agreement, including, but not limited to, the execution of such agreements and instruments and other actions necessary to provide the representations, warranties, indemnities, covenants, conditions, escrow agreements and other provisions and agreements relating to such Approved Sale as shall be determined by the Board of Directors; provided, however, that the participant’s obligations with respect to any representations, warranties, indemnities, covenants, conditions, escrow provisions and agreements of (i) the Corporation and its subsidiaries shall be limited to such participant’s Indemnity Cap; provided, further that in no event shall the maximum liability of a participant on account of such participant’s Restricted Stock exceed the sum of (x) the net proceeds received by such participant in connection with such Approved Sale on account of such Restricted Stock and (y) any amounts paid to such participant pursuant to the Company’s Deferred Cash Incentive Plan and (ii) of such Participant shall not be so limited or restricted. In the event that any participant fails for any reason to take any of the foregoing actions after reasonable notice thereof, he, she or it hereby grants an irrevocable power of attorney and proxy to any officer or member of the Board (as defined in the Stockholders’ Agreement) or an assignee of such person to take all necessary actions and execute and deliver all documents deemed by such person to effectuate the terms of this Section 8.9. As used in this Section 8.9.1, “Indemnity Cap” shall mean, with respect to any participant, the sum of the product of (x) the Indemnity Percentage and (y) the sum of (1) the aggregate Series M Mandatory Redemption Price received by such Participant in connection with such Approved Sale plus (2) the aggregate amount, if any, paid to such participant pursuant to the Company’s Deferred Cash Incentive Plan. “Indemnity Percentage” shall mean the percentage which the aggregate maximum indemnification obligation of all holders of capital stock of all Covered Classes (as defined in the Charter) represents of the Net Asset Proceeds (as defined in the Charter) or Net Stock Proceeds (as defined in the Charter), as the case may be; provided, however, that in the event that holders of capital stock of the Covered Classes have different maximum indemnification obligations for different matters (for example, if some representations or warranties are excluded from a cap on indemnity), then the Indemnity Percentage shall be calculated separately with respect to each type of indemnification obligations.

8.9.2                     Procedure. The Corporation shall deliver written notice to each participant setting forth in reasonable detail the terms (including price, time and form of payment) of any Approved Sale (the “Drag Notice”). Within twenty (20) days following receipt of the Drag Notice, each such participant shall deliver to the Corporation written notice setting forth such participants’ agreement to consent to and raise no objections against, or impediments to, the Approved Sale (including, waiving all dissenter’s and similar rights).

8.10                        Compliance with Code Section 409A. The Restricted Stock Awards granted hereunder are intended to comply with the requirements set forth in Section 409A of the Internal Revenue Code of 1986, as amended, and any regulations and rulings thereunder (“Section 409A”), so as to avoid the imposition of excise taxes and other penalties (“409A Penalties”) under Section 409A with respect to the Restricted Stock. The Administrator shall not amend any Restricted Stock Award in a manner that would subject the participant to Section 409A Penalties. In the event that the grant of any Restricted Stock Award under this Plan or the amendment of any Restricted Stock Award under this Plan would subject the participant to 409A Penalties, the Administrator and the participant shall cooperate diligently to amend the terms of the Restricted Stock Award to avoid, insofar as possible, such 409A Penalties while minimizing any material and adverse impact of any such amendment upon the economic, tax or accounting implications of such Restricted Stock Award to the Company.

8.11                        Non-Exclusivity of Plan. Nothing in this Plan shall limit or be deemed to limit the authority of the Board or the Administrator to authorize any other compensation under any other plan or authority.